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                                                                   EXHIBIT 10.7


                          LICENSE AGREEMENT AMENDMENT

         This Amendment to License Agreement is effective as of the 28th day of June, 1996, between Motorola, Inc., a corporation of the State of Delaware ("Motorola"), by and through its Land Mobile Products Sector, having a principal place of business at 1301 East Algonquin Road, Schaumburg, Illinois 60196; and Transcrypt International a corporation having a principal place of business at 4800 NW First Street, Lincoln, Nebraska 68521 ("Licensee").

                                    RECITALS

         The parties to this Amendment have earlier entered into an OEM Agreement dated August 2, 1994 and a License Agreement dated August 2, 1994. The parties do also concurrently herewith enter into an Amendment to the foregoing OEM Agreement.

         Pursuant to these agreements, the parties have agreed that the Licensee has the right to purchase certain APCO 25 compliant subscriber products from Motorola and to resell these products to Licensee's customers. The Licensee further received the right to sell such product and also include Motorola's DES-XL encryption and analog trunking capabilities to customers who were purchasing Astro(R) or APCO 25 infrastructure, where the customer required such DES-XL and/or analog trunking capability to facilitate backwards compatibility with other customer operated equipment.

         In addition to the above rights to purchase and resell products from Motorola, the Licensee also received a license under patent rights that Motorola owns with respect to modulation and frame technologies that are essential to APCO 25 to make APCO 25 compliant products and to sell APCO 25 compliant systems.

         The Licensee would now like to receive specific implementation information regarding Motorola's analog trunking and DES and DES-XL encryption technologies, and to be provided a license to use such information to allow manufacture of products that include such information.

         Motorola is willing to provide the Licensee with such a license, and is further willing to provide the Licensee with a limited amount of implementation information,


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provided the Licensee is willing to strictly observe certain precautions with respect to the handling and use of such information and the practice of such a license. The Licensee is willing to respect these conditions.

         NOW, THEREFORE, in consideration of these premises and the following terms and conditions, the parties hereby agree as follows:

         This agreement shall be an Amendment to the License Agreement of August 2, 1994 as previously entered into between the parties. In the event of conflict in language as between this Amendment and the previous License Agreement, this Amendment shall prevail. In all other instances, the terms and conditions of the August 2, 1994 License Agreement shall continue in full force and effect.

ARTICLE I - DEFINITIONS is hereby amended to include the following revised, and new, definitions:

         C. "Licensed Products" are defined as two-way radio communications products, including both infrastructure components and subscriber units, that are compliant with the APCO Project 25 Standard. "Licensed Products" further includes products that are also compatible with DES, DES-XL (including Proper Code Detection), and/or Motorola analog trunking, but are limited to implementation in an APCO 25 compliant digital subscriber radio, or a subscriber unit that has the capability to be APCO 25 compliant within 12 months of the date this Amendment is signed or within 12 months of the first shipment of a subscriber unit hereunder, whichever is later.

         D. "Delivered Technology" shall mean the enabling information, including confidential information and trade secret information, and in whatever form such enabling information may exist including, wherever applicable, source code, documentation, protocol, timing, and interface specifications, assembler code, and software tools, and the like, as provided by Motorola to the Licensee regarding the following technologies:

         --Motorola's Smartnet, Smartnet II, SmartZone, Astro(R) and Digital Astro(R) private systems trunking;

         --the MTS 2000 Series portable radio side connector.



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         With respect to DES and DES-XL encryption (including Proper Code
Detection technology), "Delivered Technology" shall be limited to only that information that is technically necessary to interface the DES and DES-XL modules and integrated circuits as provided by Motorola.

         Such information may include executable object code and source code. Some information regarding IMBE vocoding may not be available to provide as Delivered Technology due to contractual limitations imposed on Motorola by Digital Voice Systems, Inc., the latter being the source for the IMBE vocoding information.

         E. "Additional Motorola Patents" shall mean all present and future issued patents (wherever and whenever issued), which patents are owned and controlled by Motorola, and which patents cover the Delivered Technology, such that the Delivered Technology could not be practiced by the Licensee without infringing the patents; provided, however, that "Motorola Patents" shall not include any patents that claim innovations related to materials used in semiconductor manufacturing, semiconductor structures, and semiconductor manufacturing processes.

         F.      "Additional Licensed Products" shall mean:

         (i) subscriber radio products that are based on and compatible with Motorola's Astro(R), Smartnet, Smartnet II and SmartZone subscriber radio products, regardless of whether such products are compatible with the APCO Project 25 Standard (hereinafter referred to as "Type I" subscriber radio products);

         (ii) Transcrypt-designed subscriber radio products that include the side connector offered by Motorola on its MTS 2000 subscriber radio products; and

         (iii) subscriber radio products that are based on DES, DES-XL (including Proper Code Detection) encryption technology.

ARTICLE II - GRANT OF LICENSE is hereby amended to include the following paragraph:

         Motorola further hereby grants to Licensee a personal, nontransferable, nonassignable, non-sublicenseable, non-exclusive license under Motorola's confidential

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information rights in the Delivered Technology and under Motorola's pertinent intellectual property rights including the Additional Motorola Patents to: (1) manufacture, anywhere in the world, Licensed Products; and (2) to sell APCO Project 25 Standard compliant systems in any country provided that this license or exercise of this license in such country is not contrary to any United States law, regulation, or policy. Under this license grant, the Licensee has the right to manufacture and offer for sale under the Licensee's own trade name or trademark products that are compatibly interoperable with Motorola's analog Smartnet family of trunked radio systems or Motorola's DES or DES-XL systems that include Motorola proprietary encryption capability.

         At such time as the Licensee shall be recognized in the industry as a supplier of APCO Project 25 Standard compliant products, as evidenced by a continuing shipping level, then the Licensee shall also have a personal, nontransferable, non-assignable, non-sublicenseable, non-exclusive license under Motorola's confidential information rights in the Delivered Technology and under Motorola's pertinent intellectual property rights including the Additional Motorola Patents to: (1) manufacture, anywhere in the world, Additional Licensed Products; and (2) to sell such Additional Licensed Products in any country provided that this license or exercise of this license in such country is not contrary to any United States law, regulation, or policy. Under this license grant, the Licensee has the right to manufacture and offer for sale under the Licensee's own tradename or trademark products that are compatibly interoperable with Motorola's analog Smartnet family of trunked radio systems or Motorola's DES or DES-XL systems that include Motorola proprietary encryption capability.

ARTICLE III - ROYALTY is hereby amended to include the following paragraphs:

         With respect to Licensee's radio products that are based, in whole or in part, on Motorola's trunking, including Smartnet, Smartnet II, and Astro(R) Delivered Technology, Licensee agrees to pay Motorola a three per-cent (3%) royalty on Net Sales After Discount on such products.

         In addition to the above, with respect to Licensee's radio products that are based, in whole or in part, on Motorola's MTS 2000 Series portable radio side connector Delivered Technology, Licensee agrees to pay Motorola a royalty of $3.50 per unit on such products when these side connectors are not purchased from Motorola.

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         Payment of royalties will be for a period of 10 years.  Royalty will be paid quarterly based on actual Net selling price of radio products sold. Payment will be made within 30 days following each quarter.

         Royalties shall not apply to parts, components, kits, and the like, that Licensee shall purchase from Motorola for use in Licensee's products, for resale to others, or both. No royalty payments will be due on finished goods, components and kits purchased from Motorola for use in Licensee's products. In the case where Licensee's products contain both purchased kits and components and also the above Delivered Technologies, then royalties will be paid on the Net User Price of the radio product sold less the cost of the Motorola kits or parts provided outlined in the appendix.

         In the event that marketable value items are embedded in sold kits and parts but are not part of the licensed technology, a royalty will be paid based on an Appendix amended to this contract and negotiated annually based on marketing value.

         Licensee acknowledges that there may be some proprietary technology, that has not been described herein, embedded in the DES, DES-XL, ASTRO(R), SMARTNET or SMARTNET II chip sets. Should Licensee decide to implement these additional technologies at a later date, then additional royalties may apply, and the parties will negotiate in good faith at that time. It is agreed that capabilities embedded in Motorola kits and integrated circuits and not marketed by Licensee will not be subject to royalty payments. For example, if a particular capability or function of additional market value is designed into a particular purchased kit or part, but is not enabled, an additional license is required to enable this capability and negotiated royalties will be paid by Licensee based on the sale of this capability.

A new ARTICLE XIV is added as follows:

                       ARTICLE XIV - DELIVERED TECHNOLOGY

         Upon the signing of this Amendment by both parties, Motorola shall commence transferring Delivered Technology to the Licensee. Motorola shall use reasonable efforts to complete such transfer in an expeditious manner.



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         Both parties recognize that source code is a particularly sensitive and valuable form of information. When source code is provided as an item of Delivered Technology to the Licensee, the Licensee acknowledges that appropriate safeguards are necessary in order to ensure that Motorola's source code is properly used and cared for. Within ninety (90) days of receiving source code, the Licensee shall either: (a) return the source; or (b) provide Motorola with a written statement indicating that the Licensee will make near-term actual use of the source code when exercising its rights under this Amendment. When holding Motorola source code, in addition to observing all other requirements set forth in this Amendment regarding confidential information, the Licensee shall additionally number all copies of the source code, and shall maintain a written record of the location of the original and all copies at all times. When returning source code to Motorola, the Licensee shall indicate in writing that the original and all copies have either been returned or destroyed.

A new ARTICLE XV is added as follows:

                         ARTICLE XV - CHANGES IN PARTY

         This Amendment is personal to each of the parties hereto, and either party shall have the right to cancel this Amendment by giving written notice of cancellation to the other party at any time upon or after: 1) the filing by the other party of a petition commencing a proceeding with respect to itself in bankruptcy or insolvency; 2) any adjudication by a court of competent jurisdiction that the other party is bankrupt or insolvent; 3) the appointment of a receiver for all or substantially all of the property of the other party which appointment shall remain in effect for 180 days; or 4) the making by the other party of any assignment or attempted assignment of this Amendment for the benefit of creditors. Upon the giving of such notice of cancellation this Amendment shall be terminated forthwith.

         In the event a change of control of the Licensee occurs and control is held, directly or indirectly by any of the following companies, or combination thereof:

Telefonaktiebolaget LM Ericsson,
Alcatel Alsthom Compagnie Generale D'Electricite,
Alcatel Cit S.A.,
Hitachi, Ltd.,
Philips electronics N.V.,


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Toshiba Corporation,
Matsushita Electric Industrial Co., Ltd.,
Matsushita Electric Works, Ltd.,
NEC Corporation,
Matra, S.A.,
AT&T,
Lucent Technologies,
Sprint,
MCI,
or any RBOC, including
Nynex,
Bell Atlantic,
Southern Bell,
Southwestern Bell,
US West,
Pacific Telesis, or
Ameritech,

then Motorola shall have the right to immediately terminate this Amendment.

         In the event a change of control over the Licensee occurs and control is held, directly or indirectly by any third party manufacturer in the telecommunications industry, other than those listed above, Motorola shall have the right to cancel this Amendment at any time thereafter upon giving twelve
(12) months written notice thereof to the Licensee and/or the third party and, upon the giving of such notice of cancellation, this Amendment shall terminate in accordance therewith.

         For purposes of this Amendment, "control" shall mean:

-- that the controlling entity owns, directly or indirectly, stock or other interest in the Licensee representing more than fifty (50) percent of the aggregate stock or other interest entitled to vote for the election of directors or other decisions reserved to a vote by owners of such stock or other interests; or



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--that the controlling entity has the power to direct the management or policies of the Licensee, directly or indirectly, whether through the ownership of voting securities, by contract, merger, or acquisition of assets of the Licensee, or otherwise.

         Notwithstanding the above, nothing contained herein shall prevent Licensee from assigning this Agreement and any and all amendments hereto to the successor in interest corporation or limited liability company which is established to facilitate the public offering of equity interests in Licensee.

A new ARTICLE XVI is added as follows:

                 ARTICLE XVI - REPRESENTATIONS AND DISCLAIMERS

           Nothing contained in this Amendment shall be construed as:

         (a) a warranty or representation that the manufacture, sale, lease, use, or other disposition of any product that is manufactured by other than Motorola using Delivered Technology will be free from infringement of third party patents, provided, however, that if promptly notified in writing, Motorola will defend any claim against the Licensee that alleges that U.S. patents, copyrights, or trade secrets of another have been infringed solely by:

-- Motorola's unaltered software as provided to the Licensee as Delivered Technology, provided, however, that this indemnity shall not apply to the IMBE vocoder to the extent that the vocoder technology as included with Delivered Technology shall be based on information provided by Digital Voice Systems, Inc.; or

-- the Licensee's software authored by the Licensee, provided such Licensee software is substantially based upon and functionally substitutes for Motorola software as provided in the Delivered Technology, and the claim of infringement would exist regardless of whether the Licensee software or the corresponding Motorola software, for which the Licensee software is a substitute, were used by the Licensee, and the Licensee would otherwise be indemnified by Motorola for use of such corresponding Motorola software;

and Motorola will save and hold the Licensee harmless from any judgment, damages, or awards arising out of any such claim. Upon Motorola's request, the Licensee agrees to reasonably assist in any defense and surrender control of the suit to Motorola. Motorola may elect, at any time, to modify or replace such software with

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equivalent non-infringing items, obtain the right to continue using the software, or, if these remedies are not reasonably available, to accept return of such software from the Licensee;

         (b) a warranty that the Licensee will successfully manufacture products based upon the Delivered Technology transferred hereunder.

A new ARTICLE XVII is added as follows:

                              ARTICLE XVII - TERMS

         In addition to royalties payable under Article III entitled "ROYALTY" as provided hereinabove, Licensee shall pay to Motorola the sum of ** in accordance with paragraphs A-C as follows:

         A.      ** due at contract signing.

         B.      ** due one (1) year after the signing of this contract.

         C.      ** due and payable as follows:

                 1 . ** due upon Licensee having sold 2,500 total units of Type I subscriber radio products, as defined in Article 1, paragraph F, clause
(i) above.

                 2. An additional ** due upon Licensee having sold 5,000 total units of Type I subscriber radio products.

                 3. An additional ** due upon Licensee having sold 7,500 total units of Type I subscriber radio products.

                 4. An additional ** due upon Licensee having sold 10,000 total units of Type I subscriber radio products.

                 5. An additional ** due upon Licensee having sold 12,500 total units of Type I subscriber radio products.

        All sections marked with two asterisks ("**") reflect portions which have been redacted and filed separately with the Securities and Exchange Commission as part of a request for confidential treatment.



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                 6.       An additional $** due upon Licensee having sold
15,000 total units of Type I subscriber radio products.

                 7. An additional $** due upon Licensee having sold 17,500 total units of Type I subscriber radio products.

                 8. An additional $** due upon Licensee having sold 20,000 total units of Type I subscriber radio products.


A new ARTICLE XVIII is added as follows:

                      ARTICLE XVIII - ENGINEERING SUPPORT


         Motorola agrees to provide engineering support for the technologies licensed in the LICENSE AMENDMENT in the amount of 500 staff/hours at Motorola sites and 500 staff/hours of on-site support, with all travel and miscellaneous expenses such as room, board, copy services and the like being paid for by Licensee within 30 days of receipt of invoice. Additional hours beyond these amounts will be paid by Licensee at the rate of $200 per hour, accruable in 10-minute increments.

A new ARTICLE XIX is added as follows:

                          ARTICLE XIX - MISCELLANEOUS


         A. Motorola agrees to negotiate in good faith with respect to licensing present and future encryption technologies.

         B. Motorola having refused to license its proprietary DVP and DVP-XL encryption technologies to Licensee, Motorola states as follows:

         If, in the normal course of business, a domestic (U.S. markets only) customer requests Licensee to provide Motorola DVP or DVP-XL encryption in one of Licensee's subscriber products, for the purpose of in the future going to APCO 25, Licensee may quote and deliver such a product and will be provided the necessary

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modules (kits) by Motorola at the same price as the DES-XL module noted in the
Amendment to the OEM Agreement.

         C. Motorola having refused to include its OTAR technology for DES and DES-XL two-way radio products in this Amendment, Motorola agrees to negotiate in good faith at a later date the numerous issues that are included in this technology.

         D. Pricing for all accessories as described in the attachment to this License Amendment shall be at 55% off standard list prices per current DNUP book.

         E. Nothing herein shall be construed as granting any rights, by license or otherwise, in the trademarks or trade names of either party.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers.

         Each person who signs below personally represents that he or she is authorized to do so.



MOTOROLA, INC.                                   Transcrypt International

By:  BOB McCALL                                  By:  JEFFERY FULLER
   ---------------------------                      -------------------------
   Bob McCall                                       Jeffery Fuller
   V.P. & General Manager                           President

Date:  9/13/96                                  Date:  9/13/96
     -------------------------                       ------------------------

By:
   ---------------------------
     James W. Gillman
     Senior Vice President
     Motorola, Inc.
     Patents, Trademarks and Licensing

Date:
     -------------------------





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